EXHIBIT 11.01


                           VYTA CORP AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE


                                        2005         2004
                                    ------------  -----------
          Net loss                  $  (997,616)  (1,558,083)
                                    ============  ===========

          Weighted average number
            of common shares
            outstanding               4,544,980    3,755,836

          Common equivalent shares
            representing shares
            issuable upon exercise
            of outstanding options
            and warrants                      -            -
                                    ------------  -----------
                                      4,544,980    3,755,836
                                    ============  ===========

          Net loss per share,
            basic and diluted
          Loss from continuing
            operations              $     (0.22)       (0.53)
                                    ============  ===========
          Income from discontinued
            operations                        -         0.12
                                    ============  ===========
          Net loss per share,
            basic and diluted       $     (0.22)       (0.41)
                                    ============  ===========

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately at 3,809,089 June 30, 2005 and 3,869,094 shares at June 30, 2004) would be to decrease net loss per share.